Exhibit 10.1

EXECUTION VERSION

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”) is entered into as of this December 23, 2025, by and between Hatchtech Pty Ltd ACN 098 559 409, an Australian corporation with a principal office at Level 17, 40 City Rd, Southbank, Victoria 3006, Australia (“Seller”), and Pelthos Therapeutics Inc., a Nevada corporation with a principal office at 4020 Stirrup Creek Drive, Suite 110, Durham, North Carolina 27703, United States of America (“Buyer”).

WHEREAS, Seller owns or has the exclusive rights to the Intellectual Property (as defined herein) and other rights and obligations related to the Xeglyze Product (as defined herein) for the treatment of human head lice infestation in the Territory (as defined herein);

WHEREAS, Buyer desires to purchase and acquire from Seller, and Seller desires to sell, assign, transfer and convey to Buyer, all of Seller’s right, title and interest in and to the Transferred Assets (as defined herein); and

WHEREAS, the parties desire to reduce their agreement with respect to the foregoing in writing.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties agree as follows:

1.	Definitions.

As used in this Agreement, terms defined in the preamble and recitals above shall have the meanings set forth therein, and the following terms shall have the meanings set forth below:

(a)	“Abametapir” shall mean the compound 5,5′-dimethyl-2,2′-bipyridine, with the chemical formula C12H12N2, also previously designed by Seller as Ha44.

(b)	“Agreement” shall mean this Agreement and all Schedules and Exhibits attached hereto and thereto, as the same may from time to time be amended.

(c)	“Ancillary Agreements” shall mean the Down Payment Agreement, the Bill of Sale and any other agreement, instrument or other document required to be entered into or delivered under this Agreement.

(d)	“Bill of Sale” shall have the meaning assigned to such term in Section 11(a) of this Agreement.

(e)	“Business Day” shall mean a day other than Saturday, Sunday or any other day on which banks located in New York, New York are required or authorized to be closed.

(f)	“Clawback Amount” shall have the meaning assigned to such term in Section 15(b)(ii) of this Agreement.

(g)	“Closing” shall have the meaning assigned to such term in Section 4 of this Agreement.

(h)	“Closing Clawback Amount” shall have the meaning assigned to such term in Section 15(b)(ii) of this Agreement.

(i)	“Closing Date” means 29 December 2025.

(j)	“Confidential Information” shall have the meaning assigned to such term in Section 13 of this Agreement.

(k)	“Disclosing Party” shall have the meaning assigned to such term in Section 14 of this Agreement.

(l)	“Down Payment” shall mean twenty-five percent (25%) of the Purchase Price, or USD$450,000, paid by Buyer to Seller on November 20, 2025.

(m)	“Down Payment Agreement” shall mean the Down Payment Agreement for Xeglyze Assets Purchase, dated as of November 20, 2025, by and between Seller and Buyer.

(n)	“FDA” shall have the meaning assigned to such term in Section 2(c) of this Agreement.

(o)	“Governmental Approvals” shall have the meaning assigned to such term in Section 2(c) of this Agreement.

(p)	“Governmental Authority” shall mean any court, tribunal or arbitrator, or federal, national, supranational, state, provincial, municipal, local, or similar government, or governmental, regulatory or administrative authority, agency, commission, department, or instrumentality, or any other similar authority having governmental or quasi-governmental power or any other industry self-regulatory authority, whether foreign or domestic.

(q)	“Intellectual Property” shall have the meaning assigned to such term in Section 2(a) of this Agreement.

(r)	“Losses” shall have the meaning assigned to such term in Section 14 of this Agreement.

(s)	“Proceeding” shall have the meaning assigned to such term in Section 5(e) of this Agreement.

(t)	“Product Know-How” shall mean all know-how, trade secrets, confidential information and other proprietary data, information, results and materials (whether embodied in any medium or form) that are held or used by the Seller in connection with the development, manufacturing, regulatory approval, and commercialization of the Xeglyze Product, including all designs, plans, specifications, processes, procedures, methods, formulae, compositions, test data, manufacturing records, batch records, quality systems and manuals, stability data, validation reports, and other technical information, wherever located.

(u)	“Purchase Price” shall mean USD$1,800,000.

(v)	“Receiving Party” shall have the meaning assigned to such term in Section 13 of this Agreement.

(w)	“Regulatory Authority” shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in granting regulatory approvals for pharmaceutical products in such country, including the FDA in the United States, and any corresponding national or regional regulatory authorities in any country that is a counterpart to the foregoing agency.

(x)	“Regulatory Materials” shall mean all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals and other filings submitted to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, commercialize or otherwise exploit the Xeglyze Product in a particular country or jurisdiction. Regulatory Materials also include (a) minutes of formal and material informal meetings with Regulatory Authorities regarding INDs/CTAs, marketing authorization applications, and similar filings with respect to the Xeglyze Product; and (b) drug master files (if applicable), INDs, marketing authorization applications, and other regulatory approvals that allow for the use of the Xeglyze Product in clinical trials or permit and maintain the regulatory application in good standing with the relevant Regulatory Authority.

(y)	“Restricted Period” shall have the meaning assigned to such term in Section 9(a) of this Agreement.

(z)	“Restricted Person” shall have the meaning assigned to such term in Section 9(b) of this Agreement.

(aa)	“Seller Default” shall have the meaning assigned to such term in Section 15(a) of this Agreement.

(bb)	“Seller Default Clawback Amount” shall have the meaning assigned to such term in Section 15(a) of this Agreement.

(cc)	“Transferred Assets” shall have the meaning assigned to such term in Section 2 of this Agreement.

(dd)	“Territory” means all countries and jurisdictions throughout the world, including their respective territories, possessions, and protectorates.

(ee)	“Xeglyze Product” shall mean the product developed by Seller with Abametapir as its sole active ingredient for the treatment of head lice infestation in humans.

2.	Purchase and Sale of the Transferred Assets.

At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in the following assets, (the “Transferred Assets”), free and clear of all liens and encumbrances, including, without limitation, all items in the following categories and all other items of a like kind or nature:

(a)	All of the intangible assets of Seller relating to the Xeglyze Product, including intellectual property used in connection with the Xeglyze Product, including without limitation: (i) all patents and patent applications including, but not limited to those set forth on Schedule 2(a) hereto, together with all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof; (ii) all trademarks, service marks, trade names and registered user names, including registrations and applications for registration thereof, together with all goodwill associated therewith, including, but not limited to, those set forth on Schedule 2(a) hereto; (iii) all copyright registrations and applications therefore including, but not limited to, those set forth on Schedule 2(a) hereto; and (iv) all Product Know-How (collectively, the “Intellectual Property”);

(b)	Any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the Intellectual Property, together with any and all claims and causes of action with respect thereto, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages;

(c)	All books, records, manuals, Regulatory Materials, and other materials, in whatever form or medium kept or maintained by Seller and concerning the Transferred Assets, including, but not limited to, those set forth in Schedule 2(c) hereto, including, without limitation, manufacturing and quality control records and procedures, research and development files, U.S. Food and Drug Administration (the “FDA”) submissions and correspondence relating to the Investigational New Drug application IND 77,510 and New Drug Application 206966, Clinical Study documents, protocols, reports and files;

(d)	To the extent their transfer is permitted by law, all governmental licenses, permits, approvals, license applications, license amendment applications and products registrations concerning the Xeglyze Product (“Governmental Approvals”), all of such Governmental Approvals, including, without limitation, any approvals required by the FDA, as listed in Schedule 2(d) hereto; and

(e)	All inventory, finished goods, work-in-process, raw materials, components, packaging, supplies, equipment, machinery, tooling, computers, hardware, furniture, fixtures, and other tangible personal property and tangible materials owned by Seller and used or held for use exclusively or primarily in connection with the Xeglyze Product, wherever located (including any of the foregoing held at or by Laurus or Group Parima).

3.	Payment of Expenses.

Buyer and Seller shall each pay all of their own expenses in connection with this Agreement and the transactions contemplated hereby.

4.	Closing; Purchase Price; Method of Payment.

Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Transferred Assets contemplated by this Agreement (the “Closing”) shall take place virtually by exchange of executed documents on the Closing Date. The amount to be paid by Buyer shall be USD$1,350,000, representing the difference between the Down Payment and the Purchase Price, which shall be wired on the date hereof to the account designated by Seller (including wire instructions) on Schedule 4. Buyer shall on the date hereof provide evidence of a wire transfer of USD$1,350,000 to Seller’s account in immediately available funds as specified in Schedule 4.

5.           Representations and Warranties of Seller. Seller represents and warrants to Buyer on behalf of itself and subsidiaries as follows:

(a)	Seller is duly formed, validly existing and in good standing (except to the extent that the failure to be in good standing would not be material to Seller) under the laws of Australia and has all requisite power and authority to own or lease its assets and properties and to carry on its business as now being conducted. Seller is duly qualified to do business as a foreign entity in each jurisdiction in which the character of the assets or properties owned or leased by it or the nature of its business make such qualification necessary, except to the extent that the failure to be so qualified would not reasonably be expected to result in a material liability to Seller.

(b)	Seller has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approvals discussed below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Seller and no other corporate proceeding on the part of Seller or its members is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)	The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party and the consummation of the transactions hereby and thereby does not and will not: (i) violate, contravene or conflict with any provision of the charter documents bylaws or similar organizational documents of Seller; (ii) violate, contravene or conflict with any law or order currently in effect applicable to Seller; (iii) contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a material default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Seller under, any material contract to which Seller is a party; or (iv) grant any other person any rights, options, assignment, transfers, licenses, or interests in or to any Intellectual Property or cause (x) any Intellectual Property to be abandoned, cancelled, expired, forfeited, or terminated, (y) a loss of, or encumbrance or restriction on, any Intellectual Property or (z) the release or delivery of any Intellectual Property to any other person.

(d)	Seller is the sole and exclusive legal and beneficial, and with respect to any registered Intellectual Property, record, owner of all right, title, and interest in and to the Transferred Assets, free and clear of any and all liens, licenses, options, covenants not to sue, or other encumbrances, including, without limitation, any claims, liens, or interests asserted or assertable by Dr. Reddy’s Laboratories Ltd., its affiliates, or any successor or assign thereof. All inventors, employees, consultants, and contractors who contributed to the conception, development, or reduction to practice of any Transferred Asset have validly and irrevocably assigned their entire right, title, and interest in and to such Transferred Asset to Seller, and no such individual or entity retains any rights or claims thereto. The Transferred Assets constitute all of the assets that Seller uses or holds in connection with the Xeglyze Product. No affiliate or licensee of Seller is engaged in any business related to the Xeglyze Product or otherwise has any right, title or interest in or to the Transferred Assets. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property and to preserve the confidentiality of all Product Know-How included therein, including by requiring all persons having access thereto to execute binding, written non-disclosure agreements.

(e)	To the best knowledge of Seller, it is in substantial compliance with all laws, statutes, ordinances, rules, regulations, orders, judgements or decrees applicable to it and its business, and Seller has not received any notice that any violation or potential violation or any action, suit, proceeding, hearing, investigation, charge, compliant, claim, demand or notice has been filed alleging failure to comply (a “Proceeding”). There are no legal, governmental or other Proceedings pending or threatened in writing against Seller or related to or affecting the Xeglyze Product or any of the Transferred Assets.

(f)	To the best knowledge of Seller, the Transferred Assets, and the use, manufacture, importation, offer for sale, sale, and commercialization thereof by Seller or any other person prior to the Closing, do not infringe, misappropriate, or otherwise violate and have not infringed, misappropriated, or otherwise violated, the intellectual property or proprietary rights of any third party.

(g)	No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Seller with respect to Seller’s execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby.

(h)	Seller is not in default, and has no knowledge that any third party is in default under, any license, sublicense or other material agreement with respect to the Transferred Assets.

6.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)	Buyer has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approvals discussed below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and no other corporate proceeding on the part of Buyer or its stockholders is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)	Buyer acknowledges that financing is not a condition to its obligation to consummate the transactions contemplated herein.

(c)	To Buyer’s knowledge, neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in any violation of or constitute a default under any term of its Articles of Incorporation or Bylaws, or any material agreement to which it is bound.

(d)	Buyer has not formulated an intent to make a claim for a breach of any warranty given by the Seller in Section 5 and is not aware of any circumstances as at the date of this Agreement that would give rise to a claim against Seller. Notwithstanding the foregoing, nothing in this Section 6(d) shall constitute a waiver of any rights of Buyer to make a claim for breach of any representation, warranty or covenant given by Seller, subsequent to the consummation of the transactions contemplated hereby.

7.            Buyer’s Knowledge/Investigation; Disclaimer. Buyer has conducted such investigation of Seller as it has deemed necessary in order to make an informed decision concerning the transactions contemplated by this Agreement. Buyer represents and warrants that it is sufficiently experienced and qualified to enable it to make an informed investigation of any and all matters material and relevant to the purchase of the Transferred Assets. Buyer has reviewed all of the documents, reports, records and other materials identified in the schedules hereto and has had an opportunity to ask all questions Buyer has deemed relevant. For the purpose of conducting these investigations, Buyer has employed the services of its own agents, representatives, experts and consultants. Buyer acknowledges that it has been given free opportunity to make such enquiries of Seller as it thinks fit and that it is satisfied with the responses it has been given. In entering into this Agreement, Buyer is relying solely upon the representations and warranties of Seller expressly set forth in Section 5 and not upon any other statements, representations, or information (whether written or oral) provided by or on behalf of Seller to Buyer.

8.            Certain Covenants and Agreements.

(a)	Further Assurances. Each of Seller and Buyer shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated and to otherwise satisfy all of the conditions set forth herein, and shall give full cooperation to the other party to ensure an orderly transition of ownership of the Transferred Assets. Seller agrees that subsequent to the Closing, upon the reasonable request of Buyer from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the Ancillary Agreements or to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the Transferred Assets as a result of or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. In addition, from and after the Closing, Seller shall use commercially reasonable efforts to assist Buyer with the launch of the Xeglyze Product by making Seller’s personnel, with the appropriate knowledge, experience or background, reasonably available to Buyer, at commercially reasonable rates to be mutually agreed upon, to consult with Buyer on an as needed basis.

(b)	Regulatory. Within five (5) Business Days after the Closing, or as soon as practicable after that time, Seller shall (i) transfer to Buyer all Product Know-How and other Intellectual Property, and all embodiments thereof, then-existing, in its possession and control, and not previously provided to Buyer and (ii) to the extent transferable in accordance with applicable law, assign and transfer to Buyer (or its designee) all of its right, title and interest in the Regulatory Materials for or in respect of the Xeglyze Product held or filed by or on behalf of Seller, along with copies of any such Regulatory Materials in Seller’s possession. To the extent any Product Know-How or other Intellectual Property relating to the Xeglyze Product is in the possession of or under the control of a third party, then Seller shall (i) at Buyer’s request, expressly authorize such third party to make such Product Know-How or Intellectual Property available to Buyer, and (ii) not take any action which would limit the right or ability of such third party to transfer or otherwise make such Product Know-How or Intellectual Property available to Buyer. Within ten (10) days following the Closing, Seller shall initiate all required actions to delist the Xeglyze Product from any industry compendia (i.e., Red Book, FDB and Gold Standard) and any National Drug Codes applicable to the Xeglyze Product and promptly provide Buyer with all documentation evidencing the completion of such delistings upon receipt.

(c)	Wrong Pocket Provisions.

(i)	If, at any time following the Closing, any Transferred Asset which should have been transferred to Buyer pursuant to the terms of this Agreement and the Ancillary Agreements was not transferred to Buyer as contemplated by this Agreement or the Ancillary Agreements, then Seller and Buyer shall use commercially reasonable efforts to promptly transfer such Transferred Asset to Buyer for no additional consideration.

(ii)	If, at any time following the Closing, any asset that does not constitute a Transferred Asset which should have been retained by Seller pursuant to the terms of this Agreement or the Ancillary Agreements was transferred to Buyer, then Seller and Buyer shall use commercially reasonable efforts to promptly transfer such asset to Seller for no additional consideration.

9.	Restrictive Covenants.

(a)	Non-Competition. Seller covenants and agrees that, until the expiration, lapse, or final judicial invalidation of the last-to-expire patent included in the Transferred Assets (the “Restricted Period”), Seller will not directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business (i) utilizing the Xeglyze Product or (ii) primarily engaged in the research, development or commercialization of a drug program specifically targeting the treatment of head lice infestation in humans. Nothing contained in this Section 9(a) shall in and of itself prohibit Seller from (A) the passive ownership, directly or indirectly, of less than five percent (5%) of any securities of any company traded on a national securities exchange or traded in the over-the-counter market, (B) directly or indirectly, engaging or participating (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business not otherwise utilizing the Xeglyze Product; provided in each case that Seller is not otherwise in breach of this Section 9(a), or (C) undertaking any act or conduct expressly contemplated by this Agreement or any Ancillary Agreement.

(b)	Non-Solicitation. Seller covenants and agrees that, during the Restricted Period, Seller will not, directly or indirectly solicit, induce or recruit, or attempt to solicit, induce or recruit, for employment or engagement, any individual who is, or was at any time during the twelve (12)-month period immediately preceding the Closing Date, an employee or individual independent contractor of Buyer, LNHC, Inc., Chromocell Therapeutics Australia Pty Ltd., or Channel Pharmaceutical Corporation (each, a “Restricted Person”), or otherwise seek to adversely influence or alter any Restricted Person’s relationship with the business and/or Buyer or any of its affiliates; provided, however, (i) general solicitations for employment or services in a newspaper or any other media or on the internet, or through a search firm, which general solicitations do not specifically target any employee or independent contractor of Buyer shall not constitute violations of this Section 9(b), and (ii) this Section 9(b) shall not prevent Seller from soliciting, hiring, or engaging any such person who: (A) responds to solicitations of employment not specifically directed at employees or independent contractors of Buyer (including by a recruiter or search firm), (B) has not been employed by Buyer for at least six (6) months prior to commencement of employment or engagement discussions between the Seller and such person or (C) initiates discussions regarding such employment or engagement without any direct or indirect solicitation by Seller.

(c)	Non-Disparagement. Each party covenants and agrees that such party will, and will cause its respective affiliates not to, directly or indirectly, make, cause to be made or condone the making of any statement or other communication, written or otherwise, that could constitute disparagement or criticism of, or that could otherwise be considered to be derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against any other party. Nothing in this Section 9(c) shall limit any party’s or its respective affiliate’s truthful testimony compelled by law.

10.          Acknowledgements; Remedies. Each party acknowledges and agrees that (i) the covenants and agreements set forth in this Section 10, including, but not limited to the Restricted Period, were a material inducement to such party to enter into this Agreement and to perform its respective obligations hereunder, (ii) the restrictions and covenants in this Section 10, and the rights and remedies conferred upon such party, are necessary to protect the goodwill of the Xeglyze Product, and (iii) the length of time, scope and geographic coverage of the covenants set forth in this Section 10, including, but not limited to the Restricted Period, are reasonable. Such party further acknowledges and agrees that irreparable injury may result to another party if such first party or any of its respective affiliates breaches any of the terms of this Section 10, and that in the event of an actual breach by such first party or any of its respective affiliates of any of the provisions contained in this Section 10, such other party may not have any adequate remedy at law. Each party accordingly agrees that in the event of any actual or threatened breach by any party or any of its respective affiliates of any of the provisions contained in this Section 10, the applicable other party shall be entitled to injunctive and other equitable relief without (A) posting any bond or other security, (B) proving actual damages and (C) showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting any party from pursuing any other remedies available to it for such breach, including the recovery of any damages that it is able to prove. Each party shall cause its respective affiliates to comply with this Section 10 and shall be liable for any breach by any of its affiliates of this Section 10.

11.          Seller’s Deliverables. At the Closing, Seller shall deliver to Buyer:

(a)	a counterpart signature page to the bill of sale conveying the Transferred Assets to Buyer in the form attached as Schedule 11 (the “Bill of Sale”); and

(b)	any requisite transfer and assignment agreements and any other items reasonably requested by Buyer as necessary or appropriate to confirm the sale, transfer, assignment conveyance and delivery of the Transferred Assets to Buyer and to vest all rights, title and interest in the Transferred Assets in Buyer.

12.          Buyer’s Deliverables. At the Closing, Buyer shall deliver to Seller:

(a)	a counterpart signature page to the Bill of Sale conveying the Transferred Assets to Seller in the form attached as Schedule 11; and

(b)	any requisite transfer and assignment agreements and any other items reasonably requested by Seller as necessary or appropriate to confirm the sale, transfer, assignment conveyance and delivery of the Transferred Assets to Buyer and to vest all rights, title and interest in the Transferred Assets in Buyer.

13.          Confidentiality. Between the date hereof and the Closing Date, or should the transactions contemplated hereby not be consummated, Seller and Buyer agree that all information heretofore or hereinafter furnished by or on behalf of one party hereto (the “Disclosing Party”) to the other party hereto (the “Receiving Party”) shall be deemed confidential (the “Confidential Information”), and that without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose any Confidential Information to any person, firm or entity, other than the Receiving Party’s employees or agents to the extent necessary to evaluate the acquisition of the Transferred Assets prior to the Closing Date. The Receiving Party agrees not to duplicate the Confidential Information without the prior written consent of the Disclosing Party, and not to use any of it for any purpose other than in connection with the confidential review referred to above. If the transactions contemplated by this Agreement are not completed, the Receiving Party agrees that it will return to the Disclosing Party, promptly upon its written demand therefor, all written or tangible Confidential Information received by it, without retaining copies thereof. Each party hereto agrees that any communication relating to the proposed acquisition, either oral or in writing, to any governmental agency or the media, shall be done in conjunction with one another. The term Confidential Information does not include any information which is, or becomes, generally available to the public other than as a result of disclosure by the Disclosing Party or its respective agents, employees, representatives or contractors.

14.          Indemnification of Buyer. Seller agrees to indemnify, defend and hold Buyer, its successors and assigns harmless from and against any losses, damages, liabilities, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and expenses) (“Losses”) in connection with, relating to, or arising out of, or by virtue of, any of the following:

(a)	Any misrepresentation or breach of warranty on the part of Seller under Section 5 of this Agreement;

(b)	Any breach of covenants on the part of Seller under Section 8 or Section 9 of this Agreement;

(c)	Any claim asserted against the title to the Transferred Assets and Buyer’s right to the full benefits thereof; and

(d)	provided that Seller is not liable to the extent the Losses would not have arisen but for an act or omission, being an act or omission other than in the ordinary course of business, of Buyer occurring after the date of this Agreement.

All of the representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

15.          Purchase Price Clawbacks.

(a)	Seller Default Clawback. In addition to, and without limiting, any indemnification or other remedies available to Buyer under Section 14 of this Agreement, in the event that Closing takes place on or prior to the Closing Date but Seller materially breaches any of its other representations, warranties, covenants or other obligations under this Agreement or any Ancillary Agreement relating to Seller’s title to or the transfer of the Intellectual Property and fails to cure such breach within ten (10) days following Seller’s receipt of written notice thereof(each, a “Seller Default”), Buyer shall be entitled to recover from Seller all Losses incurred by Buyer arising from such Seller Default, up to a maximum amount equal to one hundred percent (100%) of the Purchase Price (the “Seller Default Clawback Amount”). For the avoidance of doubt, Seller is not liable for any delay of a registry in processing the registration of change of ownership to the Buyer of any item of registered Intellectual Property.

(b)	Closing Clawback. In the event that Buyer has wired USD$1,350,000 to Seller’s account pursuant to Section 4 of this Agreement and the Closing does not occur on or prior to the Closing Date due to Seller’s breach of Section 11 of this Agreement, Buyer shall be entitled to recover from Seller one hundred percent (100%) of the Purchase Price (the “Closing Clawback” and together with the Seller Default Clawback Amount, the “Clawback Amounts”).

(c)	Payment; Set-Off. Any Clawback Amounts owed to Buyer pursuant to this Section 15 shall be paid by Seller to Buyer within three (3) days after written demand. Buyer may set off any unpaid portion of such Clawback Amount against any amounts otherwise payable to Seller (and not yet paid) under this Agreement.

(d)	Purchase Price Adjustment. The parties acknowledge and agree that the Clawback Amounts are intended as a bona fide post-closing adjustment to the Purchase Price to account for Seller’s failure to deliver good title to the Intellectual Property, and shall not be considered a penalty.

16.          Arbitration. Any dispute or disagreement arising out of, or relating to this Agreement, the breach hereof, or coverage of this arbitration provision, shall be settled by arbitration which shall be in accordance with the Rules of the International Chamber of Commerce. Any such arbitration shall be heard and conducted in English. All conclusions of law reached by the arbitrators shall be made in accordance with the substantive law of the State of Delaware. Any award rendered by the arbitrator(s) shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision. Each party may obtain judicial review of the arbitrators’ decision, but only as to conclusions of law. Unless otherwise indicated by the Rules referenced above, the costs and expenses of the successful party related to the arbitration shall be met by the unsuccessful party.

17.          Publicity. Any public notice, press release or other publicity concerning the transactions contemplated by this Agreement shall be approved by both parties in writing prior to issuance.

18.          Miscellaneous.

(a)	The waiver by any of the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver or a breach of any other provision of this Agreement.

(b)	Subject to applicable law, this Agreement may be amended, modified and supplemented, only by written agreement of Buyer and Seller, at any time prior to the Closing Date with respect to any of the terms contained herein.

(c)	All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if sent by email to the email addresses designated by the parties for such purpose. Any such notice shall be deemed effective upon transmission, provided that no delivery failure notification is received by the sender.

If notice is to Seller, then to:

Hatchtech Pty Ltd

Attention: Hugh Alsop

Email:

with a copy to Brigitte Smith, email:

If notice is to Buyer, then to:

Pelthos Therapeutics Inc.

Attention: Scott Plesha

Email:

with a copy to David Danovitch, email:

(d)	This Agreement, together with the Ancillary Agreements delivered in connection herewith, embodies the entire agreement and understanding of the parties hereto with respect to the subject matters hereof and thereof and supersedes any prior agreement and understanding between the parties. Schedules referred to are incorporated herein and made a part of the Agreement. The parties confirm that, notwithstanding the reference in the Down Payment Agreement to an Asset Sale Agreement, dated as of November 20, 2025, by and between Seller and Buyer, this document shall comprise the Asset Sale Agreement referred to in the Down Payment Agreement.

(e)	All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person(s) may require.

(f)	This Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law thereof and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(g)	Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, provided such prohibited or unenforceable provision does not affect the essence of this Agreement.

(h)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, any of which may be executed and delivered in electronic format or by electronic means, but all of which together shall constitute one and the same instrument.

(i)	The captions and headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, modify, or add to the construction of any provision of, or to the scope or intent of, this Agreement.

(j)	All of the representations set forth in this Agreement shall survive the consummation of the transactions contemplated by this Agreement

Notwithstanding anything to the contrary contained in this Agreement, except for breaches of Section 13 of this Agreement, neither party shall in any circumstances have any liability to the other party in respect of any claim or claims to the extent that the amounts claimed by the other party exceeds in aggregate the sum or sums paid by Buyer to Seller for the purchase of the Transferred Assets.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above by their respective officers thereunto duly authorized.

Executed by

HATCHTECH PTY LTD ACN 098 559 409
in accordance with section 127(1)
of the Corporations Act 2001 (Cth)

/s/ Brigitte Smith	By:	/s/ Hugh Alsop
Name: Brigitte Smith	Name: Hugh Alsop
Title: Director	Title: Director

WITNESS:	PELTHOS THERAPEUTICS INC.

/s/ Francis Knuettel II	By:	/s/ Scott M. Plesha
Name: Francis Knuettel II	Name: Scott M. Plesha
Title: Chief Financial Officer	Title: Chief Executive Officer

SCHEDULES